UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 13, 2005

(Exact name of registrant as specified in its charter)

Delaware	01-09300	58-0503352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

(770) 989-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 13, 2005, Coca-Cola Enterprises Inc. (“CCE”) purchased options to acquire common stock and equity equivalents of Bravo! Foods International Corp (“Bravo”) from certain nonaffiliated shareholders of Bravo. This is intended to be a first step in acquiring slightly more than 50% of Bravo’s common equity on a fully diluted basis. Bravo is a producer and distributor of branded, shelf stable, flavored milk products including Slammers Ultimate Milk and cross-promotional brands with companies such as Masterfoods and Marvel Comics.

As part of this transaction, CCE is negotiating with the management of Bravo for master distribution rights for Bravo’s products, and for the purchase of common stock directly from Bravo. The shares purchased directly from Bravo, when combined with the shares subject to the options, would constitute a majority stake as described above.

The exercise of the options is dependent on the satisfactory completion of due diligence and reaching agreement on the terms of the distribution and share purchase agreements. It is anticipated that CCE’s total investment would be approximately $38 million upon exercise of the options and the purchase of common shares from Bravo.

The options expire on August 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC. (Registrant)

Date: July 13, 2005	By:	/S/ E. LISTON BISHOP, III
E. Liston Bishop, III Vice President, Secretary and Deputy General Counsel